Exhibit 10.2.1

AMENDMENT NUMBER ONE TO

EMPLOYMENT AGREEMENT

This Amendment Number One to Employment Agreement (this “Amendment”) between Gogo Inc. (the “Company”) and Oakleigh Thorne (“Executive”) is dated as of March 25, 2022.

WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement dated as of March 4, 2018 (the “Agreement”);

WHEREAS, in connection with the consummation of the Company’s sale of Gogo LLC (f/k/a Aircell LLC) to Intelsat Jackson Holdings S.A. on December 1, 2020, the Company assumed the Agreement; and

WHEREAS, the Company and Executive desire to amend the Agreement to add a Term (as defined hereinafter), among other things.

NOW, THEREFORE, pursuant to Section 17 of the Agreement, the Agreement is hereby amended as follows, effective as of April 1, 2022:

1.
Section 1 of the Agreement is hereby amended by adding the following sentence at the end of the provision:

Executive’s principal place of business shall be Millbrook, NY.

2.
Section 2 of the Agreement is hereby amended by: (i) restating the existing Section 2 as subparagraph (a) of Section 2; (ii) replacing the fifth sentence thereof with “Notwithstanding the foregoing, Executive may continue to serve as CEO of Thorndale Farm, Inc., as a trustee of certain family trusts, as a member of the Boards of Directors of the Millbrook Tribute Garden, the Millbrook Community Partnership Inc., and the Dutchess Land Conservancy, Inc., and as a member of the Board of Overseers of Columbia Business School; provided that such activities do not materially interfere with Executive’s duties under this Agreement.”; and (iii) adding the following new subparagraph (b):

(b) Term. The term of Executive’s employment under this Agreement, which is hereinafter referred to as the “Term,” shall begin on April 1, 2022 and, unless terminated earlier as set forth herein, shall continue through and including March 31, 2024 (the “Term Expiration Date”); provided that on or prior to September 30, 2023, the Board shall commence discussions with Executive in regards to the possibility of Executive (i) remaining Chief Executive Officer for an extended period or (ii) transitioning to a role of “Executive Chair” as of the date immediately following the Term Expiration Date, including that the Board and Executive shall discuss any annual compensation, equity compensation, severance benefits and other rights to which Executive would be entitled in connection with any such extension or transition. If the parties do not reach an agreement as to any such extension or transition, Executive shall step down from the position of Chief Executive Officer, effective as of the date immediately after the Term Expiration Date (“End of Term Resignation”). If Executive’s employment is terminated by his End of Term Resignation, Executive shall be entitled to the severance benefits set forth under Section 9(a), including, for the avoidance of doubt, the equity treatment described therein.

3.
Section 3(b) of the Agreement is hereby deleted in its entirety and is replaced with the following:
(b)
Reimbursement of Expenses, Company Facilities. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary travel and other expenses incurred by Executive in the performance of Executive’s obligations under this Agreement, in accordance with the Company’s travel and expense reimbursement policies for management employees. The Company shall provide to Executive, at the Company’s principal place of business, the necessary office facilities and equipment to perform Executive’s obligations under this Agreement. Business travel between Millbrook, NY and the Company’s headquarters in Broomfield, CO shall be reimbursed upon submission of appropriate documentation in accordance with the Company’s travel reimbursement policies.
4.
Section 3(f) of the Agreement is hereby amended by deleting the first and second sentences thereof in their entirety along with the Exhibits referenced therein, provided, that any references in the Agreement to the “Committee” shall continue to be interpreted as references to the Compensation Committee of the Board of Directors of the Company and any references in the Agreement to the “Plan” shall continue to be interpreted as references to the Gogo Inc. 2016 Omnibus Stock Incentive Plan.
5.
The Agreement is hereby amended by deleting Section 3(g) thereof in its entirety.
6.
Section 8(d)(8) of the Agreement is hereby amended by replacing each instance of the phrase “State of Illinois” with the phrase “State of New York.”
7.
Section 8(f) of the Agreement is hereby deleted in its entirety and is replaced with the following:

(f) Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement upon written notice (and in accordance with all other provisions of this Agreement) by Executive to the Company of a termination for “Good Reason,” which for purposes of this Agreement shall mean the occurrence of any of the following events, without the written consent of Executive, (i) a diminution in Executive’s Base Salary beyond what is permitted by Section 3(a) or Target Bonus; (ii) a diminution in Executive’s duties, authority, or responsibilities; (iii) a material interference with the discharge of Executive’s duties and responsibilities; or (iv) a requirement that Executive discharge his duties from any location aside from his principal place of business of Millbrook, NY. In the event that Executive believes that circumstances constituting “Good Reason” have occurred and Executive wishes to terminate his employment as a result of such occurrence, Executive must provide the Company written notice within 90 days from the initial existence of the occurrence. If within 30 days following the Company’s receipt of such notice it corrects the circumstances constituting “Good Reason,” then Executive shall not be entitled to terminate his employment under this Section 8(f) as a result of such circumstances. Furthermore, Executive shall not be entitled to terminate his employment under this Section 8(f) as a result of any circumstances constituting “Good Reason” unless his resignation occurs within 30 days following the expiration of the Company’s cure period;

8.
Section 9(a) of the Agreement is hereby deleted in its entirety and is replaced with the following:

(a) Termination by the Company Without Cause or by Executive for Good Reason or Upon an End of Term Resignation. If Executive is terminated under Section 8(a), resigns for Good Reason under Section 8(f) or if Executive’s employment terminates as a result of his End of Term Resignation under Section 2(b), and following the execution (and expiration of any revocation period), not later than forty-five (45) days following the termination date, of a separation agreement containing a general release of all claims against the Company, the Company and their Affiliates (the “Release”), the Company shall pay Executive a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary and Target Bonus (paid at target), (the “Severance Payment”) and an award under the annual bonus program referred to in Section 3(a), pro-rated based on the number of days that Executive was employed during the calendar year in which Executive terminates from the Company and paid based on actual performance as determined by the Compensation Committee, to be paid at the same time as other executives (the “Pro Rata Bonus”). The Severance Payment shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the forty-five (45)-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code, after such forty-five (45)-day period. The Company shall also pay Executive (A) any salary earned but unpaid prior to termination and all accrued but unused personal time, (B) any business expenses incurred but not reimbursed as of the date of termination, (C) vested employee benefits in accordance with the terms of the applicable plan and (D) any award under the annual bonus program referred to in Section 3(a) earned based on actual performance (as approved by the Compensation Committee and the Company’s Board of Directors for senior executives generally) but not paid prior to termination ((A), (B), (C) and (D) together, the “Accrued Benefits”). In addition, (x) all outstanding unvested options to purchase common stock in the Company and restricted stock units granted under the Company’s equity plans at least six (6) months prior to the date of Executive’s termination of employment shall fully vest (provided that if the approval of any such grant is contingent upon shareholder approval, the six (6) month period shall be measured from the date that the grant was originally approved by the Company) and (y) all vested stock options to purchase common stock in the Company (after giving effect to (x)) shall remain exercisable through the earlier of (A) the original option term or (B) until the latest of (x) December 1, 2025, (y) the fifth anniversary of grant or (z) the expiration of the normal post-termination exercise period (generally ninety (90) days post-termination); provided, however, that the exercise period of such options shall in no event be shorter than the post-termination exercise period provided for in the applicable equity award agreement (the “Severance Equity Treatment”). All benefits provided under this Section 9(a), except for the Accrued Benefits, shall be subject to Executive’s execution and non-revocation of the Release.

9.
The Agreement is hereby amended by renumbering Section 9(b), and all references thereto, as Section 9(c) and by adding the following new Section 9(b), to read as follows:

(b) Termination by the Company Without Cause or by Executive for Good Reason or Upon an End of Term Resignation Following a Change in Control. In the event that Executive is terminated under Section 8(a), resigns for Good Reason under Section 8(f) or if Executive’s employment terminates as a result of his End of Term Resignation under Section 2(b), in each case, within twenty-four months following a Change in Control (as defined in the Plan), and subject to Executive’s execution and non-revocation of the Release in the same manner as set forth in Section 9(a), the Company shall pay Executive an amount equal to eighteen (18) months of Executive’s then-current Base Salary and Target Bonus (paid at target), payable in a cash lump sum in the same manner as the Severance Payment. In addition, upon any such termination or resignation, Executive shall be entitled to the Severance Equity Treatment, except that the Severance Equity Treatment shall apply to all outstanding unvested options to purchase common stock in the Company and restricted stock units granted under the Company’s equity plans, regardless of whether any such awards were granted within six (6) months of Executive’s termination of employment. In addition, the Company will provide the Accrued Benefits and the Pro Rata Bonus in accordance with Section 9(a).

10.
Section 14(c) of the Agreement is amended by deleting the first sentence thereof and inserting the following sentence in its place:
(c)
The arbitration shall be conducted in New York, NY (unless Executive otherwise agrees that the arbitration shall occur at the corporate headquarters of the Company as of the time of any such arbitration).
11.
Except as amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Company and the Company have caused this instrument to be executed by duly authorized officers thereof and Executive has executed this instrument as of this 25th day of March, 2022.

Gogo Inc.

By: /s/ Marguerite M. Elias

Name: Marguerite M. Elias

Title: EVP

Executive:

/s/ Oakleigh Thorne